FOR IMMEDIATE RELEASE
Contact: Dennis Culloton
Culloton + Bauer Luce
(312) 228-4780
dc@cullotonstrategies.com
Churchill Downs Incorporated Announces Strategic Update Regarding Arlington International Racecourse
Arlington International Racecourse Declines to Apply for Gaming License;
Will Conduct Horse Racing in 2020 and 2021 and Apply for a Sports Betting License
LOUISVILLE, Ky., (August 28, 2019) - Churchill Downs Incorporated (“CDI”) (Nasdaq: CHDN), the owner of Arlington International Racecourse in Arlington Heights, Illinois (“Arlington”), announced today that Arlington did not apply to the Illinois Gaming Board for a slot machine and table game license under the recently enacted Illinois Gaming Act.
“Notwithstanding our steadfast commitment to the Illinois Thoroughbred racing industry and despite the good faith intentions of everyone involved in the passage of the Illinois Gaming Act, the economic terms under which Arlington would be granted a casino gaming license do not provide an acceptable financial return and we cannot responsibly proceed” said Bill Carstanjen, the CEO of CDI. “The Chicagoland market has seen a significant proliferation of video gaming terminals over the last several years and now faces the potential introduction of five new gaming facilities as well as increased gaming positions at existing casinos and video gaming outlets. Arlington would enter this market with an effective tax rate that would be approximately 17.5% - 20% higher than the existing Chicagoland casinos due to contributions to the Thoroughbred purse account. This disadvantage in a hyper-competitive gaming market, coupled with substantial licensing and reconciliation fees and new, unviable horse racing requirements in the Illinois Gaming Act, makes construction of a casino at Arlington financially untenable. It is with a heavy heart that we conclude that we can’t make this work.”
Arlington will conduct horse racing in 2020 and 2021 and also will apply for a sports betting license while longer-term alternatives are explored. CDI and the team at Arlington will continue to work with legislative and community stakeholders, as well as Arlington’s customers, employees and horsemen to find a solution that takes into account the many constituents across the State of Illinois who depend on horse racing for their livelihoods. All options will be considered, including moving the racing license to another community in the Chicagoland area or elsewhere in the state.
CDI remains heavily invested in the State of Illinois. Rivers Casino Des Plaines (“Rivers”), of which CDI owns approximately 61%, has applied to add up to 800 new gaming positions and will expand its facility, which will provide incremental tax revenue to the state and job opportunities for its citizens.
About Churchill Downs Incorporated
Churchill Downs Incorporated ("CDI") (Nasdaq: CHDN), headquartered in Louisville, Ky., is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event - The Kentucky Derby. We own and operate Derby City Gaming, a historical racing machine facility in Louisville. We also own and operate the largest online horseracing wagering platform in the U.S., TwinSpires.com, and are a leader in brick-and-mortar casino gaming with approximately 11,000 slot machines / video lottery terminals and 200 table games in eight states. We also operate sports wagering and iGaming through our BetAmerica platform in multiple states. Additional information about CDI can be found online at www.churchilldownsincorporated.com.
Information set forth in this news release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), which provides certain “safe harbor” provisions. All forward-looking statements made in this presentation are made pursuant to the Act. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following: the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; public perceptions or lack of confidence in the integrity of our business; loss of key or highly skilled personnel; restrictions in our debt facilities limiting our flexibility to operate our business; general risks related to real estate ownership, including fluctuations in market values and environmental regulations; catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches; inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; increases in insurance costs and inability to obtain similar insurance coverage in the future; inability to identify and complete acquisition, expansion or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; number of people attending and wagering on live horse races; inability to respond to rapid technological changes in a timely manner; inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights; payment-related risks, such as risk associated with fraudulent credit card and debit card use; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; work stoppages and labor issues; difficulty in attracting a sufficient number of horses and trainers for full field horseraces; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; personal injury litigation related to injuries occurring at our racetracks; our inability to utilize and provide totalisator services; weather conditions affecting our ability to conduct live racing; increased competition in the horseracing business; changes in the regulatory environment of our racing operations; changes in regulatory environment of our online horseracing business; increase in competition in our online horseracing; uncertainty and changes in the legal landscape relating to our online wagering business; legalization of online sports betting and iGaming in the United States and our ability to predict and capitalize on any such legalization; inability to expand our sports betting operations and effectively compete; failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment with respect to our mobile and online wagering products; increased competition in our casino business; changes in regulatory environment of our casino business; costs, delays, and other uncertainties relating to the  development and expansion of casinos; and concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs.